Exhibit 1



                             JOINT FILING AGREEMENT

         This will confirm the agreement by and between the undersigned that the Schedule 13D filed on or about this date and any amendments thereto with respect to beneficial ownership by the undersigned of shares of Common Stock, par value $.001 per share, of TheraSense, Inc. is being filed on behalf of each of the undersigned under the Securities Exchange Act of 1934, as amended. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:  January 22, 2004
                                   ABBOTT LABORATORIES


                                   By:  /s/ Richard A. Gonzalez
                                        ------------------------------
                                        Name:   Richard A. Gonzalez
                                        Title:  President and Chief Operating
                                                Officer, Medical Products Group


                                   CORVETTE ACQUISITION CORP.


                                   By:  /s/ Thomas C. Freyman
                                        ------------------------------
                                        Name:   Thomas C. Freyman
                                        Title:  President